Exhibit 99.1

Gray

Television, Inc.

NEWS RELEASE

Gray Increases Record Revenue Estimates for the Three Months Ending December 31, 2012

Atlanta, Georgia – November 8, 2012. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced an increase in its record revenue estimates for the three-month period ending December 31, 2012 (the “fourth quarter of 2012”).

On October 31, 2012, Gray issued guidance relating to certain expected fourth quarter 2012 operating results. Through November 6, 2012 (Election Day in the United States), we have earned significantly more political advertising revenue than previously anticipated. Accordingly we are updating our guidance relating to certain operating results for the fourth quarter of 2012 as set out below.

The updated political advertising revenue estimates for the fourth quarter of 2012 would represent new record levels for a fourth quarter; the previous actual record was $33.1 million in 2010. For the year ending December 31, 2012, we anticipate total political advertising revenue to range between $85 million and $86 million, compared to our previous annual record political advertising revenue of $57.6 million in 2010. We also currently anticipate that our total annual revenue for 2012 will exceed $400 million, compared to our previous annual record revenue of $346.1 million in 2010.

Updated Guidance for the Fourth Quarter of 2012:

Selected operating data:	Low End of Updated Guidance for the Fourth Quarter 2012	% Change From Actual Fourth Quarter 2011	High End of Updated Guidance for the Fourth Quarter of 2012	% Change From Actual Fourth Quarter 2011	Actual Fourth Quarter 2011
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$124,000	46%	$125,000	48%	$84,670

OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$56,750	15%	$57,250	16%	$49,409
Corporate and administrative	$3,900	7%	$4,300	18%	$3,644

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$42,500	834%	$43,000	845%	$4,551

4370 Peachtree Road, NE * Atlanta, GA 30319

(404) 504-9828 * Fax (404) 261-9607

Comments on Updated Guidance:

Revenue.

Based on our current forecasts, we believe that our fourth quarter of 2012 local advertising revenue, excluding political advertising revenue, will decrease from the fourth quarter of 2011 by approximately 3%. We currently believe our fourth quarter of 2012 national advertising revenue, excluding political advertising revenue, will decrease from the fourth quarter of 2011 by approximately 7%. These modest declines in local and national revenue were anticipated and reflect the record demand that political advertisers have placed on our units of commercial time we have available for sale during the fourth quarter of 2012.

Consistent with the guidance issued on October 31, 2012:

•	We anticipate our fourth quarter of 2012 internet revenue, excluding political advertising revenue, will increase from the fourth quarter of 2011 by approximately 11% to 12%;

•	We anticipate our fourth quarter of 2012 retransmission consent revenue will increase from the fourth quarter of 2011 by approximately 71% to approximately $8.5 million, and

•

We estimate our base consulting revenue will be $0.6 million for the fourth quarter of 2012. As of the date hereof, we are unable to estimate incentive consulting revenue, if any, in the fourth quarter of 2012.

Broadcast Operating Expenses (before depreciation, amortization and loss or (gain) on disposal of assets).

The anticipated increase in broadcast operating expenses for the fourth quarter 2012 compared to the fourth quarter of 2011 is due primarily to anticipated increases in compensation expense, programming expense and national sales commission expense.

The Company

We are a television broadcast company headquartered in Atlanta, GA, which owns and operates television stations broadcasting 40 primary channels and 45 secondary channels in 30 television markets. Nineteen of our primary channels and one secondary channel are affiliated with the CBS Network owned by CBS Inc. (“CBS”), ten primary channels are affiliated with the NBC Network owned by National Broadcasting Company, Inc. (“NBC”), eight primary channels and one secondary channel are affiliated with the ABC Network owned by American Broadcasting Company (“ABC”), and three primary channels and two secondary channels are affiliated with the FOX Network owned by the FOX Broadcasting Company (“FOX”). We also broadcast secondary channels that are affiliated with networks other than those listed above such as the CW Network or the CW Plus Network, Master Distribution Service, Inc. (an affiliate of Twentieth Television, Inc.), Untamed Sports Network, The Country Network, This TV Network and the MeTV Network. In addition to our affiliated secondary channels, we broadcast eleven local news/weather secondary channels in certain of our existing markets.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2012 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 8, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the

Gray Television, Inc. Updated Guidance for the three-month period ended December 31, 2012	Page 2 of 3

captions “Risk Factors” in our quarterly report on Form 10-Q for the third quarter of 2012 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, and may also be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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